Exhibit 99.1

ASPECT COMMUNICATIONS REPORTS FIRST QUARTER 2005
FINANCIAL RESULTS

SAN JOSE, Calif., April 19, 2005 — Aspect Communications Corporation (Nasdaq: ASPT), a leading provider of enterprise customer contact solutions, today reported financial results for the first quarter ended March 31, 2005.

FIRST QUARTER FINANCIAL RESULTS:

Revenues for the first quarter of 2005 totaled $90.6 million compared to $96.8 million for the fourth quarter of 2004 and $91.5 million for the first quarter last year. Product revenue in the first quarter of 2005 was $30.9 million compared to $33.7 million for the fourth quarter of 2004 and $28.1 million for the first quarter of 2004. Services revenue totaled $59.7 million in the first quarter compared to $63.0 million for the fourth quarter of 2004 and $63.4 million for the first quarter of 2004.

Net income attributable to common shareholders for the first quarter was $10.8 million or a profit of $0.13 per share on a basic and fully diluted basis. This compares with a net income attributable to common shareholders of $15.5 million or a profit of $0.19 per share for the fourth quarter of 2004 and a net income attributable to common shareholders of $13.4 million or a profit of $0.17 per share for the first quarter of 2004.

“In addition to seeing improved stability in our support revenue stream, we are encouraged by our year-over-year growth in product revenue,” said Gary Barnett, Aspect President and CEO. “We saw strong growth in our workforce productivity product line and our core ACD business, which is testimony to both our innovation and execution strength. We continue to build on our solid financial position, through effective cost management, helping to ensure Aspect’s long-term success and leadership in the contact center sector.”

For the first quarter of 2005, gross margins were 60%. This compares to 60% for the fourth quarter of 2004 and 61% for the first quarter of 2004. Operating expenses were $40.3 million for the first quarter of 2005 compared to $39.0 million for the fourth quarter of 2004 and $37.9 million in the first quarter of 2004.

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Aspect Communications Announces Financial Results for the Quarter ended March 31, 2005, page 2

Cash, cash equivalents, and short-term investments totaled $219.2 million as of March 31, 2005. This compares to $202.6 million as of December 31, 2004. The company generated $18.3 million in cash from operations during the first quarter. Accounts receivable at quarter-end totaled $48.0 million and days sales outstanding were 39 days compared to 38 days at December 31, 2004.

FIRST QUARTER OPERATIONAL HIGHLIGHTS:

Aspect received revenue from customers across a variety of industry segments. Some of these customers included: British Telecom for Royal Mail Group, DHL, Danversbank, Fairfax County, Healthfirst, Puget Sound Energy, Response Insurance and StarTek.

BUSINESS OUTLOOK:

The following statements are forward-looking, and actual results may differ materially:

The company is planning for second quarter total revenue to be in a range of $90 million to $92 million.

The company expects to complete consolidation of its San Jose facilities in the second quarter of 2005. Acceleration of the lease obligation on the vacated facilities will result in a second quarter restructuring charge of approximately $4 million and will impact second quarter earnings per share by approximately $0.04 per share.

Second quarter operating income, including the impact of the restructuring charge discussed above, is expected to be in a range of $10 million to $11 million.

Earnings per share for the second quarter, including the impact of the restructuring charge discussed above, is expected to be in a range of $0.08 per share to $0.10 per share.

Aspect Communications Announces Financial Results for the Quarter ended March 31, 2005, page 3

The company will host a conference call and web-cast today at 2:00 pm Pacific Time to discuss first quarter 2005 results. A replay of the conference call will be available from April 19, 2005 at 5:00 pm Pacific Time through April 26, 2005 at 8:59 pm Pacific Time by calling 800-388-9064 or 402-220-1116. The web-cast and replay of the conference call may be accessed from the company’s home page at www.aspect.com.

About Aspect Communications

Aspect Communications Corporation is a leading provider of contact center solutions and services that enable businesses to manage and optimize customer communications. Aspect’s global customer base includes more than two-thirds of the Fortune 50 and leading corporations in a range of industries, including transportation, financial services, insurance, telecommunications, retail and outsourcing, as well as large government agencies. The company’s leadership is based on two decades of expertise. Aspect is headquartered in San Jose, Calif., with offices in countries around the world.

Notes on financial presentation: Actual financial results are prepared in accordance with U.S. generally accepted accounting principles.

Certain statements contained in this press release, including but not limited to, statements relating to expected second quarter total revenue, operating income and earnings per share are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are made under its safe-harbor provisions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Specific factors that may cause actual revenue, operating income and earnings per share results to differ include: the significant percentage of Aspect’s quarterly sales consummated in the last few days of the quarter and the potential for delays in closing of sales or product deliveries make financial predictions especially difficult and raise a substantial risk of variance in actual results; changes in the overall mix and volume of product line revenues can have a significant impact on gross margin and profitability; the loss of support customers or if one or more support contracts is delayed, reduced or cancelled; fluctuations in our North American and International business levels and/or economic conditions, the hiring and retention of key employees, insufficient, excess or obsolete inventory and variations in valuation, and foreign exchange rate fluctuations can all cause revenues and income to fall significantly short of anticipated levels. The economic, political and other uncertainties caused in the United States and throughout other regions of the world add to these challenges. Additional risks that could cause actual results to differ materially from those

Aspect Communications Announces Financial Results for the Quarter ended March 31, 2005, page 4 projected are discussed in Aspect’s Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Aspect undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Aspect, the Aspect logo and the phrases and marks relating to other Aspect products and services discussed in this press release constitute one or both of the following: (1) registered trademarks and/or service marks of Aspect Communications Corporation in the United States and/or other countries or (2) intellectual property subject to protection under common law principles. All other names and marks mentioned in this document are properties of their respective owners.

Carrie Kovac
Director, Investor Relations
Aspect Communications
(408) 325-2437
carrie.kovac@aspect.com

ASPECT COMMUNICATIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts — unaudited)

	Three months ended
	March 31,	December 31,	March 31,
	2005	2004	2004
Net revenues:
Software license	$19,127	$20,743	$16,605
Hardware	11,737	12,999	11,530
Services:
Software license updates and product support	51,555	51,995	54,257
Professional services and education	8,184	11,015	9,095

Services	59,739	63,010	63,352

Total net revenues	90,603	96,752	91,487

Cost of revenues:
Cost of software license revenues	2,768	2,672	1,555
Cost of hardware revenues	7,133	8,308	8,331
Cost of services revenues	25,561	27,377	25,239
Amortization of intangible assets	724	724	725

Total cost of revenues	36,186	39,081	35,850

Gross margin	54,417	57,671	55,637

Operating expenses:
Research and development	11,400	10,624	11,343
Sales and marketing	19,011	19,632	19,599
General and administrative	8,965	6,499	6,940
Restructuring charges	411	—	—
Amortization of intangible assets and stock-based compensation	507	2,261	17

Total operating expenses	40,294	39,016	37,899

Income from operations	14,123	18,655	17,738

Interest and other income (expense), net	758	743	(54)

Income before income taxes	14,881	19,398	17,684
Provision for income taxes	1,786	1,627	2,110

Net income	13,095	17,771	15,574

Less preferred stock dividend, accretion, and amortization	(2,314)	(2,269)	(2,136)

Net income attributable to common shareholders	$10,781	$15,502	$13,438

Basic earnings per share (1)	$0.13	$0.19	$0.17

Basic weighted average shares outstanding	60,757	59,973	57,740

Diluted earnings per share	$0.13	$0.19	$0.17

Diluted weighted average shares outstanding	86,047	85,882	86,181

(1)	Pursuant to GAAP, the Company is required to present earnings per share “as if” all earnings were distributed to Common and Preferred Shareholders. Under this “two class” method, earnings are allocated to Common and Preferred Shareholders in proportion to their respective ownership interests. This calculation for the three months ended March 31, 2005 would allocate approximately 73% of the current earnings to Common Shareholders and yield $0.13 earnings per share per Common Shareholder, as shown above. However, the Company has not in the past, and does not currently intend to, declare a distribution of earnings. Absent this “as if” apportionment earnings per Common share would be $0.15 for the three months ended March 31, 2005.

ASPECT COMMUNICATIONS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands - unaudited)

	March 31,	December 31,	March 31,
	2005	2004	2004
Assets
Current assets:
Cash, cash equivalents and short-term investments	$219,168	$202,631	$194,999
Accounts receivable, net	48,012	49,163	39,062
Inventories	3,745	3,340	5,607
Other current assets	17,058	13,138	20,663

Total current assets	287,983	268,272	260,331

Property and equipment, net	62,277	62,494	66,225
Intangible assets, net	4,292	5,015	7,187
Other assets	4,273	4,723	5,528

Total assets	$358,825	$340,504	$339,271

Liabilities, redeemable convertible preferred stock, and shareholders’ equity
Current liabilities:
Short-term borrowings	$124	$150	$143
Accounts payable	5,403	7,491	6,590
Accrued compensation and related benefits	19,357	19,252	19,518
Other accrued liabilities	58,562	61,954	56,568
Deferred revenues	55,670	48,003	63,407

Total current liabilities	139,116	136,850	146,226

Long term borrowings	138	155	40,013
Other long-term liabilities	4,523	5,793	9,219

Total liabilities	143,777	142,798	195,458

Redeemable convertible preferred stock	44,804	42,490	35,817

Shareholders’ equity	170,244	155,216	107,996

Total liabilities, redeemable convertible preferred stock, and shareholders’ equity	$358,825	$340,504	$339,271

ASPECT COMMUNICATIONS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands - unaudited)

	Three months ended
	March 31, 2005	December 31, 2004	March 31, 2004
Cash flows from operating activities:
Net income	$13,095	$17,771	$15,574
Reconciliation of net income to cash provided by operating activities:
Depreciation	4,011	5,807	6,105
Amortization of intangible assets	724	724	743
Non-cash compensation and services expenses	507	2,261	—
Loss on disposal of property	2	10	9
Loss on short-term investment, net	399	371	267
Changes in operating assets and liabilities:
Accounts receivable, net	317	(6,215)	206
Inventories	(457)	769	507
Other current assets and other assets	(3,589)	2,394	(732)
Accounts payable	(2,068)	147	1,658
Accrued compensation and related benefits	228	(1,794)	1,741
Other accrued liabilities	(2,867)	(2,509)	(10,177)
Deferred revenues	7,973	(1,072)	13,078

Cash provided by operating activities	18,275	18,664	28,979

Cash flows from investing activities:
Purchase of investments	(29,394)	(36,777)	(61,054)
Proceeds from sales and maturities of investments	27,967	39,580	33,317
Property and equipment purchases	(3,903)	(2,783)	(3,827)

Cash provided by (used in) investing activities	(5,330)	20	(31,564)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	3,649	2,358	7,642
Payments on capital lease obligations	(43)	(56)	(33)
Proceeds from borrowings	—	—	40,000
Payments on borrowings	—	—	(40,979)
Payments on financing costs	—	(32)	(1,053)

Cash provided by financing activities	3,606	2,270	5,577

Effect of exchange rate changes on cash and cash equivalents	(421)	1,941	273

Net increase in cash and cash equivalents	16,130	22,895	3,265
Cash and cash equivalents:
Beginning of period	89,250	66,355	75,653

End of period	105,380	89,250	78,918

Short-term investments at the end of period	113,788	113,381	116,081

Cash, cash equivalents and short-term investments	$219,168	$202,631	$194,999

Supplemental disclosure of cash flow information:
Cash paid for interest	$171	$142	$643
Cash paid for income taxes	$1,324	$1,660	$2,967
Supplemental schedule of noncash investing and financing activities:
Accrued preferred stock dividend and amortization of redemption premium	$1,939	$1,898	$1,779
Amortization of beneficial conversion feature	$375	$371	$357